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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                  LIBBUS, INC.

                                       AND

                    PHOENIX PRESCHOOL EDUCATION CENTERS, INC.


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business under the name Just-Us-Kids, whose mailing address is P.O. Box 224,
Cary, North Carolina 27511 (hereinafter sometimes referred to as the "Company") and Phoenix Preschool Education Centers, Inc., a corporation formed under the laws of the State of Delaware, whose address is 150 East 58th Street, 31st Floor, New York, New York (hereinafter sometimes referred to as the "Purchaser").

         WHEREAS the Company is engaged in the business of providing day care services to children from age of infancy through age twelve (12) at three (3) locations details of which is indicated and incorporated herein, listed in Exhibit "A" (hereinafter sometimes referred to as the "Business");

         WHEREAS in connection with the operation of the Business, the Company owns certain assets, including, but not limited to, machinery, equipment, furniture, fixtures, vehicles, inventories and supplies;

         WHEREAS the Company desires to sell to the Purchaser and the Purchaser desires to purchase from the Company certain assets necessary for the operation of the Business, upon the terms and subject to the conditions set forth herein; and

         NOW, THEREFORE, in consideration of the promises and of the mutual agreements and covenants hereinafter set forth, the Company and the Purchaser hereby agree as follows:

ARTICLE I         Definitions

SECTION 1.01.              Certain Defined Terms.

         As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

         "Ancillary Agreements" means the other agreements, documents and instruments to be executed and delivered by the Purchaser or the Company, pursuant hereto, including, without limitation, the Bill of Sale and Restrictive Covenant.

         "Assumed Liabilities" means, and shall consist only of, the following:

                  (a) all Liabilities arising out of or accruing from ownership, possession or use of the Transferred Assets or operation of the Business from and after the Closing Date; provided, however, that in no event shall the term "Assumed Liabilities" include any Liabilities for Taxes of the Company of any of the foregoing that are on, based on, or imposed with respect to gross, adjusted gross or net income, or are alternative or add-on minimum Taxes, franchise Taxes, sales Taxes, payroll Taxes, similar Taxes or contingent liabilities for any suit for personnel injury instituted in a court of competent jurisdiction.

         "Bill of Sale" means the bill of sale and assignment, providing for, among other things, the transfer of the Transferred Assets by the Company as the case may be, to the Purchaser.

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         "Business Day" means any day other than a day on which banks in New
York are authorized or required to be closed.

         "Encumbrance" means any and all liens, security interests, encumbrances, mortgages, pledges, restrictions, charges, instruments, licenses, encroachments, options, rights-of-recovery, judgments, orders and decrees of any court of governmental entity, interests, product, environmental, Tax and other liabilities and claims, in each case, of any kind or nature, whether secured or unsecured, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, known or unknown.

         "Excluded Assets" means all the assets of the Company not included in the Transferred Assets, including, without limitation, all of the following:

                  (a) all the cash on hand, deposits in bank accounts and marketable securities;

                  (b)  all the Receivables and prepaid expenses;

                  (c) all Actions, claims and contracts of the Company not assigned to the Purchaser;

                  (d) all rights, title and interest in any refunds and credits for prepaid amounts from Governmental Authorities with respect to Taxes that are the responsibility of, and have been paid by, the Company under the terms of this Agreement or prior to signing this Agreement;

                  (e) all rights, title and interests of the Company to and under this Agreement and the Ancillary Agreements.

         "Governmental Authority" means any United States Federal, state or local or any foreign government, governmental commission, court, tribunal or arbitrating body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Inventory" means all inventory, merchandise and goods held for resale.

         "Liabilities" means any and all debts, liabilities, losses, claims, damages, costs expenses, interest, awards, judgments, penalties and obligations, whether accrued or fixed, absolute or contingent, mature or unmatured, determined or determinable, including, without limitation, those arising under any law, rule, regulation or Action of any Governmental Authority and those arising under any contract, commitment or undertaking.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.


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         "Receivables" means any and all accounts receivable, notes and other amounts receivable owed to the Company from third parties, including, without limitation, third-party credit card companies, state and federal agencies, customers, vendors and employees, arising from the Company's conduct of the Business, together with any unpaid financing charges accrued thereon, including, without limitation, all deposits and prepayments made by the Company. Any Receivables received by the Purchaser subsequent to the Closing Date will be promptly remitted to the Company, provided Company does not owe any money to Purchaser.

         "Retained Liabilities" means all Liabilities of the Company other than the Assumed Liabilities, including, without limitation, the following:

                  (a) any litigation or claims with respect to any of the Transferred Assets or the operation of the Business arising or accrued prior to the Closing Date;

                  (b) except as set forth in Section 5.04, all Liabilities of the Company;

                  (c) Liabilities for any Taxes imposed on the Transferred Assets that are attributable to any period or portion thereof ending on or prior to the Closing Date;

                  (d) any Liabilities arising or accrued with respect to ownership, possession or use of any of the Transferred Assets or operation of the Business prior to the Closing Date including all accounts payable of the Company as of the Closing Date; and

         "Tax" or "Taxes" means any and all taxes, imposts, duties, levies, charges, withholdings, fees or excises imposed by any Governmental Authority or instrumentality and any penalties or interest thereon, including, without limitation, any gross, adjusted gross or net income tax, alternative or add-on minimum tax, franchise, sales tax, employment-related tax (including, without limitation, employee withholding, employment, social security, workers' compensation, unemployment compensation and employer payroll taxes), or real or personal property tax, together with any and all interest, penalties, additions to tax or additional amounts imposed with respect to any of the foregoing.

         "Transferred Assets" means any and all of the following:

                  (a) all of the Company's rights and interests in and to the vehicles all of which are owned by the Company (not leased) and are free and clear of encumbrances, a list of said vehicles is attached hereto as Exhibit "B";

                  (b) all of the Company's rights, title and interest in the furnishings, furniture, office supplies, signs, machinery, equipment, and all other tangible assets and properties, real, personal or mixed, of every kind and description physically located at or used by the Business, not specifically excluded, owned by the Company;

                  (c) all rights, title and interest to the client list, including names, address, telephone numbers and fees charged by the Business;

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                  (d) all rights, title and interest in the existing telephone numbers for the Business;

                  (e) all rights, title and interest in the names
"Just-Us-Kids", and any variations thereof currently used by the Business and any names used for a period of ten (10) years prior to the Closing Date by Company.

                  (f) computer software and licenses presently used or owned by the Business.

ARTICLE II                 Purchase and Sale

SECTION 2.01               Purchase and Sale; Assumption of Liabilities.

                   (a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company shall sell, assign, transfer, convey and deliver to the Purchaser the Transferred Assets, free and clear of all liabilities, claims, duties, obligations and Encumbrances other than the Assumed Liabilities, and the Purchaser shall purchase from the Company the Transferred Assets and assume the Assumed Liabilities.

                  (b) Except for the Assumed Liabilities or as expressly referred to in any instrument of conveyance or assignments executed and delivered pursuant to this Agreement, the Purchaser shall not assume or otherwise be responsible to third parties for any Liabilities of the Company, or any Liabilities relating to the Transferred Assets (including, but not limited to, the Retained Liabilities).

SECTION 2.02               (a) Purchase Price.

         The aggregate consideration to be rendered for the Transferred Assets which is based upon past performances and future exceptions of the Business shall be three hundred thousand ($300,000.00) dollars (the "Purchase Price").

                  (a)  The Purchase Price is payable as follows:

                           (i)   $ 110,000.00 to be paid at Closing;

                           (ii) A note executed by the Purchaser to the Company
in the amount of $190,000.00 providing for payments to commence ninety (90) days from the Closing Date and to provide for forty (40) equal quarterly payments of principal with interest on the unpaid principal balance, paid quarterly until fully paid. Interest will be calculated at an annual rate of eight (8%) percent for a period of ten (10) years compounded quarterly.

                  (b)  The Purchase Price is allocated as follows:

                           (i)      Furniture and fixtures   $  35,000.00
                           (ii)     Vehicles                     25,000.00
                           (iii)    Playground equipment         25,000.00
                           (iv)     Equipment                    50,000.00

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                           (v)      Inventory                    15,000.00
                           (vi)     Leasehold improvements       57,500.00
                           (vii)    Customer list                25,000.00
                           (viii)   Goodwill                     17,500.00
                           (ix)     Restrictive Covenant         50,000.00
                                                               -----------
                                    Total                      $300,000.00

                  (c) The Purchase Price shall also include the services of Mr. Jihad Libbus to train and help manage the Business and assist in locating future businesses for the Purchaser to acquire subsequent to the Closing Date for a period of three (3) months, for an average of five (5) hours per week, with the actual amount of hours to vary on a week by week basis but not to exceed forty
(40) hours per week. Mr. Jihad Libbus will not be entitled to any compensation for these services.

SECTION 2.03               Closing.

                  (a) The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing (the "Closing"), on or before October 1, 1996, (the "Closing Date").

                  (b) Notwithstanding the foregoing, the Closing may be held at a place or at such other time or on such other date as the Company and the Purchaser shall mutually agree upon in writing.

SECTION 2.04               Closing Deliveries.

                  (a) At the Closing the Company shall deliver, or cause to be delivered, to the Purchaser the following:

                           (i)    a Bill of Sale;

                           (ii) Leases for all of the locations of the Business.
The Leases will provide for an annual rent not to exceed $114,000.00 for years one through year ten of the lease term. Additionally, the Leases will contain four options to renew the Leases, at the election of the Purchaser. The first option shall be for three (3) years at a rental cost of $120,000.00 per year, the second option shall be for two (2) years at a rental cost of $125,000.00 per year, the third option shall be for five (5) years at a rental cost of $ 130,000.00 per year and the fourth option shall be for five (5) years at a rental cost of $ 135,000.00 per year. If during the first and second option periods, the Consumer Price Index rises by an average of more than 4% per year, then the rent for the following two option periods will be increased by $ 5,000.00 per year. All of said leases shall contain a Right of First Refusal for the Purchaser to meet any bona fide, good faith, third party offer which is acceptable to Libbus, for both the amount of consideration and terms of the offer for sale of any or all of the leased property; depending upon the offer and which properties are contained in this offer. If the offer is for all properties, the Purchaser must exercise his option to purchase all of the properties.

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                           (iii) a Restrictive Covenant for a period of ten (10)
years and fifty (50) miles executed by the Company, Mr. Jihad Libbus for any daycare or preschool facilities; and

                           (iv) Motor Vehicle Title to all of the vehicles
listed in Exhibit B;

                           (v)  Clear title to all of the Transferred Assets;

                           (vi) such other instruments as may be reasonably
requested by the Purchaser to transfer the Transferred Assets to the Purchaser or evidence such transfers in the public records; and

                  (b) At the Closing, the Purchaser shall deliver to the Company the following:

                           (i) a note for the balance of the Purchase Price,
secured by all of the tangible and intangible assets of the Purchaser related to Transferred Assets located at the premises of the Business.

                           (ii) any such other instruments as may be reasonably
requested by the Company.

ARTICLE III                Representations and Warranties of the Company

         As an inducement to the Purchaser to enter into this Agreement, the Company represents and warrants to the Purchaser as follows:

SECTION 3.01.              Authority of the Company.

         The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance by them of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company and upon its execution and delivery the Ancillary Agreements will be, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and, upon their execution, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

SECTION 3.02               No Conflict.

         The execution, delivery and performance of this Agreement by the Company, and each of the Ancillary Agreements by the Company, as the case may be, does not and will not (a) violate or conflict with any statute, ordinance, law, rule, regulation or Governmental Order applicable to the Company or the Transferred Assets, or (b) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) or require any consent under, or give to others any rights of termination, amendment (including, without limitation,

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the termination or diminution of any right to extend or renew any term), revocation, acceleration or cancellation of, or result in the creation of any Encumbrance on the Transferred Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, license, permit, or other instrument relating to the Transferred Assets to which the Company is a party or by which any of them or any of the Transferred Assets are bound or affected, except such conflicts, violations, breaches or defaults with respect to clauses (a) and (b) above that, individually or in the aggregate, would not materially adversely affect the value of any of the Transferred Assets or the Purchaser's ability to operate the Business subsequent to the Closing or the Company's ability to transfer the Transferred Assets to the Purchaser.

SECTION 3.03               Consents and Approvals.

         The execution, delivery and performance of this Agreement by the Company does not and will not, and the execution, delivery and performance of the Ancillary Agreements by the Company, as the case may be, will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority.

SECTION 3.04               Inventory.

         The Company has good and marketable title to the Inventory, all of which is located at the Business, free and clear of all liens and Encumbrances and, following the consummation of the transactions contemplated hereby, such title will be held by the Purchaser free and clear of all Encumbrances.

SECTION 3.05               Brokers.

         Any amounts due to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement, including Mr. Mark Hockenyos and Brookhurst Associates shall be paid solely by the Company. The Company agrees to indemnify the Purchaser for any claims made by any such broker, finder or investment banker against the Purchaser.

SECTION 3.06               Personal Property Lease.

         There are no personal property leases for property or equipment used by the Company in connection with the Business.

SECTION 3.07               Liabilities.

         Except for Taxes not yet due or payable, the Company has no material liabilities due to any creditor or vendor. Any liability that does exist will be fully satisfied, evidence of which will be supplied to the Purchaser on or before the Closing Date. In the event a franchise or corporate search should reveal any liability of the Company, Purchaser shall have the right to set-off said liability against any payments due Company under the note referenced in
Section 2.04 of this Agreement provided, however, Purchaser shall first give advance written notice of the debt and allow thirty (30) days for Company to resolve the debt prior to exercising the right to offset. Company shall be

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responsible to pay to any vendor the amount due for inventory or supplies ordered by the Company prior to the Closing Date not received by the Closing Date. Additionally, if the Purchaser waives a condition of having certain repairs completed prior to the Closing Date, but reserves the right to offset this amount against the first payment due under the Note if the repairs are not completed or paid for by January 1, 1997.

SECTION 3.08               Maintenance of Books and Records.

         The books and records of the Company are complete and accurate in all material respects. All copies, information, representation (oral and in writing) were true and correct on the date made and continue to be true and correct as of the Closing Date.

SECTION 3.09               Taxes.

         All federal, state and local income, ad valorem, excise, sales, use, franchise, payroll, personal property, premium and other Taxes and assessments of any kind, including any penalty payments and interest thereon which have become due and payable by the Company have been properly computed, duly reported, fully paid and discharged. There are no unpaid taxes which are or could become a lien on the properties or assets of the Company, including the Transferred Assets, except for current taxes not yet due and payable. There are no pending assessments or proposed adjustments or audits presently in progress with respect to such returns.

SECTION 3.10               Necessary Repairs or Renovations to the Property.

         The Company warrants that there exists no repairs or renovations required to any of the leased premises' in order to make the premises in compliance with all existing governmental health and safety requirements upon the Purchaser as a new operator. In the event it is determined that certain repairs need to be made in order for the premises to be in compliance with the existing governmental health and safety requirements for a new operator, upon reasonable notification to the Company, Purchaser will make the appropriate repairs and or renovations and shall seek reimbursement from the Company or use the right of set-off against the outstanding principal due under the Note. The Purchaser shall be responsible only for the first $ 500.00 of repairs at each licensed facility, excluding kitchens.

SECTION 3.11               Current Repairs To Be Made By The Company.

         The Company agrees to make the following repairs at it's own costs, independent of SECTION 3.10 herein, prior to the Closing Date:

                           (i) repair, replace, or install the required kitchen
equipment, (stove and refrigerator) in each of the buildings to meet NSF code that would be satisfactory for all building, fire, sanitary and day care authorities for the Purchaser. This request would include installing a new kitchen, if a kitchen doesn't presently exist, and insuring that the kitchen installed satisfies NSF Code.

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                           (ii) The Company will only be responsible for the
first $ 6,000.00 of repairs, renovations and replacements to the kitchens as a whole. In the event said repairs, renovations and replacements are expected to exceed $ 6,000.00, then the Company must first obtain consent of the Purchaser before said repairs and as to the products used.

ARTICLE IV                 Representations and Warranties of the Purchaser

         As an inducement to the Company to enter into this Agreement, the Purchaser represents and warrants to the Company as follows:

SECTION 4.01               Authority of the Purchaser.

         The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and upon their execution the Ancillary Agreements to which it is a party will be duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company as the case may be) this Agreement constitutes, and upon their execution and Ancillary Agreements to which it is a part will constitute, legal valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

SECTION 4.02               No Conflict.

         The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not conflict with or violate any statute ordinance, law, rule, regulation or Governmental Order applicable to the Purchaser.

SECTION 4.03               Consents and Approvals.

         The execution, delivery and performance of this Agreement by the Purchaser does not and will not, and the execution, delivery and performance of the Ancillary Agreements to which it is a party by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority.

SECTION 4.04               Litigation.

          No action is pending against the Purchaser which seeks to delay or prevent the consummation of the transactions contemplated hereby or which may adversely affect or restrict the Purchaser's ability to consummate the transactions contemplated hereby.

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ARTICLE V         Additional Agreements

SECTION 5.01               Conduct of Business Prior to the Closing.

                  (a) Between the date of this Agreement and the Closing Date, unless the Company shall have obtained the Purchaser's prior written consent, the Company shall use best efforts to continue in full force and effect without material modification all existing policies or binders of insurance presently maintained in respect of the Business.

                  (b) Except as contemplated by this Agreement,between the date of this Agreement and the Closing Date the Company shall not directly or indirectly, do, or propose or agree to do any of the following, without the prior written consent of the Purchaser:

                           (i) increase the compensation payable or to become
payable to any of the employees or agents engaged in the operation of the Business.

                           (ii) sell, transfer, assign, pledge, encumber, lease,
sublease, license or otherwise dispose or any of the Transferred Assets, other than the normal selling of Inventory in the ordinary course;

                           (iii) fail to defend, initiate or proceed with any
material matter before any Governmental Authority that is necessary to protect the Transferred Assets;

                           (iv) fail to (A) maintain the Transferred Assets in
their condition as of the date hereof (ordinary wear and tear excepted), (B) maintain insurance for the Transferred Assets in effect on the date of this Agreement or (C) in the event of a casualty, loss or damage to any of the Transferred Assets prior to the Closing Date either repair or replace such damaged assets with an item of equal value and quality or at the option of the Purchaser, transfer the proceeds of any insurance payable with respect to such casualty, loss or damage, to the Purchaser.

SECTION 5.02               Regulatory and other Authorizations

         Each party hereto will use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement or the Ancillary Agreements and will cooperate fully with each other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

SECTION 5.03               Notice of Developments.

         Prior to the Closing, each party shall (a) give prompt notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (b) promptly notify the other party in writing of any

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events, facts and occurrences arising subsequent to the date hereof which could reasonably be expected to result in any material breach of any representation, warrantee or agreement covenant contained in this Agreement.

SECTION 5.04               Conveyance Taxes.

         The Purchaser shall be liable for and shall hold the Company harmless against any sales or use taxes that become payable in connection with any of the transactions contemplated hereby; provided, however, that the Purchaser shall not be liable under any circumstances for any Taxes of the Company that are on or based upon the Company's gross or net income and the Company will indemnify the Purchaser from all losses, damages, liabilities and costs (including attorney's fees) relating thereto. The Parties hereto shall reasonably cooperate in preparing and filing all returns, reports and forms relative to all such Taxes and in resolving any disputes or audits with respect to any taxable periods relating to such taxes.

SECTION 5.05               Further Action.

         Each of the parties hereto shall execute such documents (including, without limitation, the Ancillary Agreements) and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby or, at or after the Closing, to evidence the consummation of the transactions consummated pursuant to this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions and to do or cause to be done, all other things necessary proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

SECTION 5.06               Cash in Business.

         The Company shall be entitled to all the cash in the Business at the close of business on the day preceding the Closing Date.

SECTION 5.07               Transferred Employees.

         On or prior to the Closing Date, the Company shall pay or cause to be paid (or establish arrangements for prompt payment acceptable to the Purchaser in its sole discretion) all base salary, overtime, bonuses, commissions, benefits and other compensation due to the existing employees, agents and consultants of the Company and payroll and similar Taxes thereon for all periods up to and including the date immediately preceding the Closing Date. Immediately prior to the Closing, the Company shall terminate all of the employees of the Business and as of the Closing the Purchaser may offer at-will employment to one or all of such employees ("Transferred Employees"). As of the Closing Date the Purchaser shall be responsible to the Transferred Employees for all base salary overtime, bonuses, commissions, benefits and payroll and similar Taxes thereon for all periods beginning on or after the Closing Date.


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SECTION 5.08               Re-determination of Purchase Price.

         The parties hereto agree that the Purchase Price was determined based upon the current earnings of the Business and the reasonable expectation of the future earnings of the Business. In the event the annual gross revenue for the three (3) centers are less than $ 575,000.00 on average for the twenty four (24) months succeeding the Closing Date, the Purchase Price will be reduced by 50% of the amount revenues are less than said amount. Any modifications to the Purchase Price shall be made by a decrease in the note payable to the Company or any subsequent holder or holder in due course (as defined in the Uniform Commercial
Code). This modification shall not alter or amend any other provision of the Agreement or the Ancillary Agreements, nor the rights of the parties thereunder.

SECTION 5.09               Environmental Matters.

         (i) There are no outstanding allegations that the Company is in violation of any federal, state or local law, regulation, rule, order, decree, ordinance or permit relating to pollution control or environmental matters, (ii) there are no administrative or judicial proceedings or actions pending or threatened against the Company pursuant to such laws, regulations, rules, orders, decrees, ordinances or permits and (iii) there are no claims outstanding against the Company which are asserted pursuant to such laws, regulations, rules, orders, decrees, ordinances or permits. The Company has never been, and currently is not, in violation of any Federal, state or local law, regulation, rule, order, decree, ordinance or permit relating to pollution control or environmental matters.

ARTICLE VI                 Conditions to Closing

SECTION 6.01               Conditions to Obligations of the Company.

         The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date of each of the following conditions:

                           (i) Representations and Warranties. The
representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made (other than such representations and warranties as are made as of another specified date) and shall be true and correct in all material respects as of the Closing Date.

                           (ii) Covenants. The covenants and agreementscontained
in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects.

                           (iii) No Order, Proceeding or Litigation.
NoGovernmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions

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contemplated by this agreement.

SECTION 6.02               Conditions to Obligations of thePurchaser.

         The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                           (i) Representations and Warranties.
Therepresentations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made (other than such representations and warranties as are made as of another specified date) and shall be true and correct in all material respects as of the Closing Date.

                           (ii) Covenants. All the covenants and agreements
contained in this Agreement to be complied with by the Company on or before the Closing Date shall have been complied with.

                           (iii) No Order, Proceeding or Litigation.
NoGovernmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

                           (iv) Liabilities. The Company shall have no material
liabilities, except for liabilities for Taxes not yet due and payable and vendors in the ordinary course of business which will be fully paid and satisfied by the Closing Date and evidence of which will be supplied to the Purchaser. Any and all Encumbrances relating to the Transferred Assets shall be removed by said date.

ARTICLE VII                Termination

SECTION 7.01               Termination.

         This Agreement may be terminated at any time prior to the Closing:

                  (a) by either the Company or the Purchaser in the event of a material breach or misrepresentation under this Agreement by the other party that is not cured or is not in the progress of being cured within ten days after written notice thereof is given by the party alleging such material breach or misrepresentation, in either case must be cured within fifteen days after written notice;

                  (b) by the mutual written consent of the Company and the Purchaser;

                  (c) At the sole election of the Purchaser, in the event of any change in law which occurs prior to the Closing Date either within the State of North Carolina or under Federal Law or other change relating to the Business that adversely affects the operation of Day Care Centers or which would affect the operation of the Business after the Closing Date.

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SECTION 7.02               Effect of Termination.

         In the event of the termination of this Agreement as provided in
Section 7.01(b), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto. Termination by either party in accordance with Section 7.01 (a) & (c) shall be effective immediately upon the receipt of notice thereof and Section 7.01 (b) by a statement signed by both parties indicating mutual consent.

ARTICLE VIII               General Provisions

SECTION 8.01               Expenses.

         Except as otherwise provided in this Agreement, all costs and expenses, including without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses whether or not the Closing shall have occurred.

SECTION 8.02               Notices.

         All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by telecopy (during regular business hours of Monday through Friday, 9 a.m. through 5 p.m. excluding legal holidays) or five days after being mailed by registered, Federal Express, U.S. Postal Service Overnight Mail or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt:

         (a) if to the Company:

                  Mr. Jihad Libbus
                  P.O. Box 350
                  Morrisville, North Carolina 27560
                  Telephone:   (919) 481-1229
                  Telecopy:    (   )    -

         With a copy to:
                  Brent D. Barringer, Esq.
                  P.O Box 5566
                  Cary, North Carolina 27512
                  Telephone:   (919) 467-6700
                  Telecopy:    (919) 481-9190


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         (b)  if to the Purchaser:

                  Mr. Michael C. Koffler
                  150 East 58th Street  31st Floor
                  New York, New York 10155
                  Telephone:   (212) 826-6131
                  Telecopy:    (212) 421-5887

         With a copy to:

                  Craig S. Peligri, Esq.
                  54 Main Street
                  Hackensack, New Jersey 07601
                  Telephone:  (201) 489-6500
                  Telecopy:   (201) 489-6056


SECTION 8.03               Amendment.

         This Agreement may not be amended, modified, terminated or discharged except by an instrument in writing signed by the parties hereto.

SECTION 8.04               Waiver.

         At the time prior to any Closing, either the Company or the Purchaser hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto (b) waive any inaccuracies in the representations and warranties made by the other party and contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

         SECTION 8.05  Headings.

         The headings contained in this agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

SECTION 8.06               Severability.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of North Carolina or Federal law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable or being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are consummated

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as originally contemplated to the greatest extent possible.

SECTION 8.07               Entire Agreement.

         This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

SECTION 8.08               Assignments.

         This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties).

 SECTION 8.09              No Third-Party Beneficiaries.

         This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, expressed or implied, shall give or be construed to give to any person or entity, other that the parties hereto, and Indemnitee and such assigns, any legal or equitable rights hereunder.

SECTION 8.10               Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

 SECTION 8.11              Counterparts.

         This Agreement maybe executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.12               Consent to Jurisdiction.

         Each of the parties hereto hereby agree to the jurisdiction of the State court located within Wake County, North Carolina for the purposes of enforcing the other parties' rights under this Agreement and consent that service of any and all process upon it may be made as set forth in Section 8.02 hereof.

 SECTION 8.13              Confidentiality.

         For purposes of this paragraph "Confidential Information" shall mean all information, data and knowledge (whether in the form of documents, know-how or otherwise) relating, directly or indirectly, to any party which is disclosed to another party and which is not publicly available. Each party shall keep the Confidential Information of the other parties to any person except to such of its advisors who need to know for the purposes of advising it on this proposed transaction. The

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provisions of this Section shall not apply to any Confidential Information that is (i) or hereafter becomes, in the public domain as a result of causes other than the acts or omissions of the party hereto under the duty of confidentiality or (ii) required by law to be disclosed. If the Closing does not occur, each party will promptly return all documents containing Confidential Information furnished to it by any other party.

         IN WITNESS WHEREOF, The Company and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Witness:                                          LIBBUS, INC.,
                                                  d/b/a JUST-US-KIDS
                                                  ("Company")


__________________________                        by: ________________________
                                                  Jihad Libbus, President



                                                  PHOENIX PRESCHOOL EDUCATION
                                                  CENTERS, INC.
                                                  ("Purchaser")


_________________________                         by: ________________________
                                                  Michael C. Koffler,
                                                  President